Exhibit 3.6

                     AMENDMENT TO ARTICLE VIII OF THE BYLAWS
                       OF ENERGY CONVERSION DEVICES, INC.



        The first sentence of the Fourth paragraph of Article VIII of the Bylaws is amended effective as of September 18, 2003 as follows:

                   The total number of directors shall consist of not less than three nor more than nine directors.










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